EXHIBIT 10(f)(5)
CLECO CORPORATION
PAY FOR PERFORMANCE PLAN
(As Amended and Restated December 3, 2012)

Cleco Corporation, a corporation organized and existing under the laws of the State of Louisiana (the “Company”), hereby establishes this Pay for Performance Plan, subject to the terms and conditions set forth below (the “Plan”).

Section 1 - Purpose:

The purposes of the Plan are to: (a) provide annual cash incentives to officers and employees of the Company; (b) attract and retain officers and employees; and (c) further align the interests of employees and officers of the Company with the interests of its shareholders. This Plan is further intended to replace and supersede, as of the Effective Date (as defined below), the Company's Annual Incentive Plan and Employee Incentive Plan (the “Prior Plans”).

Section 2 - Definitions:

2.1    “Affiliate” means any corporation or other form of entity of which the Company owns, from time to time, directly or indirectly, at least 50% of the total combined voting power of all classes of stock or other equity interests.

2.2    “Award” means a cash payment made in accordance with the terms and conditions of the Plan.

2.3    “Board” means the Board of Directors of the Company;

2.4    “CEO” means The Chief Executive Officer of the Company.

2.5    “Code” means the Internal Revenue Code of 1986, as amended, including any regulation, rule or other guidance promulgated thereunder.

2.6    “Committee” means the Compensation Committee of the Board.

2.7    “Company Goals” means Company financial or operational metrics designated by the Committee, which metrics shall include but not be limited to: EBITDA (earnings before interest, taxes, depreciation and amortization); EBIT (earnings before interest and taxes); net income; earnings per share or diluted earnings per share; operating cash flow; cash flow; return on equity; sales; budget achievement; productivity; price of Company common stock; market share; total shareholder return (TSR); return on capital; net cash flow; net operating profit after taxes (NOPAT); economic value added (EVA); profit margin, whether gross or net; market capitalization or market value; debt or equity ratio; return on assets; customer growth or satisfaction; and safety. Company Goals may relate to the Company or to an Affiliate, division, business unit or profit center thereof. A single Corporate Goal may be established with respect to all Participants hereunder, or goals may be established with respect to groups of Participants, whether by job title, classification or other reasonable method.

2.8    “Determination Year” means the Company's fiscal year during which the services giving rise to an Award hereunder are rendered; “Determination Date” means the last business day of the first quarter of each Determination Year.

Cleco Corporation
Pay for Performance Plan
As Amended and Restated December 3, 2012

2.9    “Eligible Compensation” means a Participant's regular, annualized rate of base compensation in effect as of the last day of a Determination Year; provided that as to any Eligible Employee who receives overtime, his or her Eligible Compensation shall include any overtime paid during such Determination Year.

2.10    “Eligible Employee” means a regular, full-time, employee of the Company and/or its Affiliates, including officers, determined in accordance with the Company's standard personnel policies and practices, but excluding individuals who are classified by the Company as leased or otherwise employed by a third party, independent contractors or intermittent or temporary employees, even if any such classification is modified by audit, administrative proceeding, litigation or otherwise.

2.11    “Effective Date” means January 1, 2012; provided that awards payable under the Prior Plans on or after the Effective Date with respect to services rendered prior to such date shall be determined and paid in accordance with the terms of the Prior Plans.

2.12    “Executive Officers” means those officers of the Company who comprise the Executive Management Team.

2.13    “Performance Goals” means individual performance objectives, other than Company financial or operational metrics, which objectives may be established individually with respect to each Participant hereunder or expressed with respect to groups or categories of Participants.

2.14    “Plan” means this Pay for Performance Plan, as the same may be amended or restated from time to time.

Section 3 - Participation:

Eligible Employees of the Company and its Affiliates shall be eligible to receive Awards hereunder, when designated by the Committee (each a “Participant”). Eligible Employees may be designated individually or by groups or categories, in the discretion of the Committee. Unless otherwise provided by the Committee with respect to a Determination Year, any such designation shall be made not later than the Determination Date.

Section 4 - Determination of Awards:

4.1    Composition of Award: Each Participant's Award hereunder shall equal the sum of: (a) an amount attributable to the attainment of Company Goals (the “Company Component”), and (b) an amount attributable to the attainment of Performance Goals (the “Performance Component”). Such amounts shall be determined in accordance with the provisions of this Section 4 and paid in accordance with the provisions of Section 5 hereof.

4.2    Determination of Targets and Goals: Not later than each Determination Date, the Committee:

a.	Shall determine the percentage of each Participant's Eligible Compensation that may be payable as an Award hereunder (a “Target Award”);

b.	Shall determine the Company and Performance Goals applicable for the Determination Year;

Cleco Corporation
Pay for Performance Plan
As Amended and Restated December 3, 2012

c.
Shall determine as to each Participant, the percentage of his or her aggregate Award that shall constitute the Company Component and the percentage that shall constitute the Performance Component, which determinations shall be set forth on Exhibit A hereto, as the same may be modified from time to time.

d.
May specify a threshold level below which no Award shall be made and a maximum level above which no additional Award shall be made. Such threshold and maximum levels may be imposed with respect to Company Goals, Performance Goals, or the aggregate amount of any Award hereunder.

Any determination hereunder shall be made, in writing, and shall be communicated to each Participant not later than the Determination Date, or as soon as practicable thereafter. The Committee directs the CEO to delegate to the appropriate officers, managers and supervisors of the Company the authority to determine Performance Goals hereunder; provided, however, that no such delegation shall be made with respect to the Company's Executive Officers. The CEO shall directly determine the Performance Goals of the Executive Officers.

4.3    Attainment of Goals. As of the last day of each Determination Year, or as soon as practicable thereafter, the Committee shall determine whether and to what extent the Company Goals applicable with respect to such year have been attained. The Committee, or one or more of its designees, shall further determine with respect to each Participant hereunder whether and to what extent Performance Goals have been attained with respect to such year, which determination shall be expressed as a numerical ranking (a “Performance Factor”), as more fully set forth on Exhibit B hereto, as the same may be modified from time to time.

Determinations hereunder shall be made in writing and communicated to each affected Participant as soon as practicable following the last day of each Determination Year.

4.4    Adjustment of Target Awards. The Committee shall increase or decrease the Target Award applicable to the Company Component based upon the attainment of Company Goals; such increase or decrease shall be made in accordance with the provisions of Exhibit C included hereto as an example, as the same may be modified from time to time. The Committee shall further increase or decrease the amount of each Participant's Target Award applicable to the Performance Component based upon such Participant's Performance Factor; such increase or decrease shall be made in accordance with the provisions of Exhibit B hereto.

4.5    Participant's Change in Status. If during a Determination Year a Participant is promoted or demoted after the Determination Date when the Participant's sharing percentage for that Determination Year has been established, such Participant shall be eligible to receive an Award equal to the sum of (a) the pro-rated Award applicable to the portion of such year spent in the position from which the Participant was promoted or demoted, and (b) the pro-rated Award applicable to the portion of the Determination Year spent in the position to which the Participant was promoted or demoted.

4.6    Final Discretion. Notwithstanding any provision of this Plan to the contrary, the Committee shall possess the final discretion to adjust the amount of any Award determined and payable hereunder, which adjustment may be made with respect to the total Award or either component thereof. Designees of the Committee, including appropriate officers, managers and supervisors, shall further possess the discretion to adjust the amount of any Award payable hereunder; provided that delegation of

Cleco Corporation
Pay for Performance Plan
As Amended and Restated December 3, 2012

such discretion shall not be made with respect to the Company's Executive Officers, who shall be evaluated either by the CEO or the Committee.

Section 5 - Payment:

5.1    Time and Form of Payment. Awards hereunder shall be paid in the form of a single sum no later than the 15th day of the third calendar month following the end of each Determination Year (the “Payment Date”).

5.2    Payment Conditions. Except as expressly provided herein, a Participant shall be employed by the Company or an Affiliate on the Payment Date as a condition of the receipt of an Award hereunder.

5.3    Retirement, Death and Disability. Notwithstanding the provisions of Section 5.2 hereof and unless the Committee otherwise provides, if a Participant separates from service with the Company and all Affiliates during a Determination Year on account of his or her death, Disability or Retirement, the Award otherwise payable to such Participant with respect to such year: (a) shall be determined as provided herein; (b) such amount shall be multiplied by a fraction, the numerator of which is the number of days he or she was employed during the Determination Year and the denominator of which is 365; and (c) such prorated amount shall be paid as of the Payment Date otherwise applicable to such Award. For this purpose:

a.	The term “Disability” means that a Participant is receiving long-term disability benefits under a separate plan or policy maintained by the Company.

b.	The term “Retirement” means that a Participant has voluntarily separated from service with the Company and its affiliates; provided that at the time of such separation he or she has attained age 55.

Section 6 - Administration:

6.1    Powers. In addition to the power and authority provided elsewhere in this Plan, the Committee shall have the discretionary power and authority to: (a) designate Participants hereunder; (b) determine Company and Performance Goals; (c) determine the amount of any Award finally payable hereunder; (d) construe and interpret the provisions of the Plan and any form or agreement related thereto; (e) establish and adopt such rules, regulations, and procedures as may be necessary or advisable in connection with the administration of the Plan; and (f) make any other determination which it believes necessary or advisable for the proper administration of the Plan.

6.2    Determinations Binding. Determinations, decisions, interpretations and actions of the Committee concerning matters related to the Plan shall be final and conclusive on the Company, its Affiliates and Participants and their beneficiaries or heirs. The Committee may make determinations selectively among Participants who receive or are eligible to receive Awards hereunder, whether or not such Participants are similarly situated.

6.3    Delegation. Through the CEO or otherwise, the Committee may delegate to the appropriate officers, managers and supervisors of the Company any portion of the administrative authority afforded to it hereunder; provided that no such delegation shall be made with respect to the Company's Executive Officers, who shall be addressed either by the CEO or the Committee.

Cleco Corporation
Pay for Performance Plan
As Amended and Restated December 3, 2012

Section 7 - General Provisions:

7.1    No Continued Employment. Participation hereunder shall not confer upon any Participant the right to continue in the employ of the Company or an Affiliate for any period of time or any right to continue at his or her present or any other rate of compensation or job classification.

7.2    Non-transferability. No Award, or the expectation to receive an Award, shall be subject to transfer, pledge, assignment, hypothecation, alienation or otherwise encumbered or disposed of by a Participant hereunder, whether by operation of law or otherwise, and whether voluntarily or involuntarily (except in the event of a Participant's death or by will or the laws of descent and distribution). Neither the Committee nor the Company shall be required to recognize any attempted assignment of such rights by any Participant or his or her heirs or beneficiaries.

7.3    Taxes. The Company shall have the right to withhold from any Award hereunder any taxes required by law to be withheld.

7.4    Other Benefits. Awards hereunder shall not impair or otherwise reduce a Participant's compensation, life insurance, retirement or other benefits provided by the Company or its Affiliates; provided, however, that the value of any Award hereunder shall not be treated as compensation for purposes of computing the value or amount of any such benefit unless otherwise provided in the separate plan or policy providing for the establishment and administration of such benefit.

7.5    Source of Awards. Awards hereunder shall be made from the general assets of the Company. The status of any Participant with respect to an Award hereunder shall be that of a general unsecured creditor of the Company, and no Participant shall have any right, title, or interest in or to any asset of the Company. Nothing contained in this Agreement shall be deemed or be construed to create a trust of any kind or other fiduciary relationship between the Company and Participant or any other person.

7.6    Successors and Assigns. Any obligation of the Company hereunder shall be binding upon and inure to the benefit of its successors and assigns; any such obligation shall inure to the benefit of and be binding upon each Participant, including his or her heirs, estate, legatees and legal representative. If a Participant dies before an Award is paid hereunder, payment shall be made to his or her surviving spouse or estate, as determined in the discretion of the Committee.

7.7    Recovery Policy. Any Award hereunder shall be subject to the terms of any compensation recovery agreement or policy or policies established by the Company, as may be in effect from time to time and with respect to which a Participant is a party or is bound.

7.8    Governing Law. The Plan shall be construed and interpreted in accordance with the internal laws of the State of Louisiana, without regard to the conflicts of law provisions thereof.

7.9    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.10    Amendment and Termination. Except as provided herein, the Company has no obligation to maintain this Plan for any particular length of time. The Committee shall possess the right, at any time, to amend or terminate this Plan, in whole or in part, by providing 30 days prior email or other similar written notice to each affected Participant hereunder. Notwithstanding the foregoing: (a) no

Cleco Corporation
Pay for Performance Plan
As Amended and Restated December 3, 2012

amendment or termination shall impair an Award otherwise payable with respect to a Determination Year, as determined before the adoption or effective date of any such amendment or termination, and (b) prior written notice shall not be required with respect to the modification of any exhibit hereto.

7.11    Code Section 409A. It is intended that Awards hereunder shall be excluded from the provisions of Code Section 409A under the short-term deferral exclusion available thereunder, and that the provisions and administration of this Plan shall be interpreted, construed and conducted in accordance with such exclusion. Nevertheless, should any individual Award be deemed deferred compensation subject to the provisions of Code Section 409A, such Award shall be administered in accordance with the applicable provisions of such section.

7.12    Arbitration. Notwithstanding Section 6.2, in the event any other issue or dispute arises under this agreement, then any such matter shall be referred to arbitration under this provision. As a condition of the receipt of an Award, each Participant shall be deemed to agree that any dispute or controversy that arises hereunder shall be resolved by arbitration. Any arbitration proceeding shall be conducted in accordance with the employment rules of the American Arbitration Association (“AAA”). Any dispute or claim shall be presented to a single arbitrator selected by the mutual agreement of the parties (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding. Each party to the arbitration proceeding will bear its own costs in connection with the proceedings, except that the costs and expenses of the arbitrator will be divided evenly between the parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Pineville, Louisiana.

THIS AMENDED AND RESTATED PAY FOR PERFORMANCE PLAN was adopted by the Board of Directors of Cleco Corporation on December 3, 2012, to be effective as provided herein.

CLECO CORPORATION

By: /s/ Judy P. Miller

Date: December 10, 2012

Exhibits:
Exhibit A - Allocation Matrix
Exhibit B - Target Adjustments for Performance Factors
Exhibit C - Company Goals; Target Adjustments for Company Goals

Cleco Corporation
Pay for Performance Plan
As Amended and Restated December 3, 2012

CLECO CORPORATION
PAY FOR PERFORMANCE PLAN

Exhibit A
Allocation Matrix
Effective as of 1/1/2012

Employee Group	Company Goal Weighting	Performance Goal Weighting	Total
CEO	100%	NA	100%
Officers (EMT)	80%	20%	100%
Officers (VPs)	70%	30%	100%
General Managers	60%	40%	100%
Managers, Supervisors and Directors	50%	50%	100%
Exempt	40%	60%	100%
Non-Exempt	20%	80%	100%

Cleco Corporation
Pay for Performance Plan
As Amended and Restated December 3, 2012

CLECO CORPORATION
PAY FOR PERFORMANCE PLAN

Exhibit B
Target Adjustments for Performance Factors
Effective 1/1/2012

Performance Factor	Description	Payout Ranges as a % of Target Award
1	Far Exceeds Expectations Performance far exceeds that expected; consistently makes significant contributions beyond goals and expectations.	150% - 200%
2	Exceeds Expectations Results achieved exceed that expected; makes contributions beyond goals and expectations.	100% - 150%
3	Meets Expectations Fully and consistently meets goals and expectations; fully competent.	50% - 100%
4	Inconsistently Meets Expectations Needs improvement to reach competent level.	0% - 50%
5	Does Not Meet Expectations Fails to achieve results expected or agreed to; requires more than expected supervision.	0%

Cleco Corporation
Pay for Performance Plan
As Amended and Restated December 3, 2012

CLECO CORPORATION
PAY FOR PERFORMANCE PLAN

Exhibit C
Company Goals; Target Adjustments for Company Goals
Effective 1/1/2012 for the Determination Year ending December 31, 2012

Company Goal	Target	Weighting	Target Adjustments
Earnings Per Share (EPS)	$2.420	70%	Below $2.239 - 0% $2.239 - 50% $2.420 - 100% $2.662 - 200%
Customer Satisfaction	% of very satisfied customers 12 - 19 percentage points above the LA utility average	10%	Below 12 - 0% 12-19 - 100% Above 19 - 200%
SAFETY Personal Injuries	Incident rate ranks in top quartile of EEI companies	5%	Below 2nd quartile - 0% 2nd quartile - 50% Top Quartile - 100% Top Decile - 200%
SAFETY Vehicle Accidents	Accident rate ranks in top quartile of EEI companies	5%	Below 2nd quartile - 0% 2nd quartile - 50% Top Quartile - 100% Top Decile - 200%
Quality Performance Factor (QPF)	Gives the Committee discretion to consider the effect of external/economic factors on the quality of earnings	10%	0% - 200%
TOTAL		100%